SCHEDULE 14A INFORMATION

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of 1934

(Amendment No.  )

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            Section 240.14a-11(c)
            or Section 240.14a-12

                                  Epitope, Inc.
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


                 [Graphic design containing three copies of the
                           company's "E-Design" logo.]


                                  EPITOPE, INC.

                               1996 ANNUAL REPORT

Comparative Financial Data
Year ended September 30
(in thousands, except per share data)


Epitope Medical Products (a)                  1996         1995         1994          1993         1992
-------------------------------------------------------------------------------------------------------

Combined operating results
Revenues................................   $ 5,594      $ 2,856      $ 2,605       $ 2,759      $ 2,985
Operating loss..........................    (5,287)     (11,608)      (6,284)       (6,617)      (5,327)
Proforma net profit (loss)..............  (b)  739      (10,851)      (6,048)       (7,893)      (5,106)
Proforma net profit (loss) per share....       .05         (.87)        (.57)         (.84)        (.56)

Combined balance sheet data
Working capital.........................   $20,366      $15,449      $13,474       $ 7,029      $ 5,255
Total assets............................    24,350       21,831       17,183        10,381        7,954
Group equity............................    22,532       18,035       15,661         9,280        7,178

Agritope (a)(c)                               1996         1995         1994          1993         1992
-------------------------------------------------------------------------------------------------------

Combined operating results
Revenues................................   $63,057      $54,289      $62,918       $39,796      $30,348
Operating loss..........................      (334)      (7,770)      (8,106)       (5,707)      (2,397)
Proforma net loss.......................    (1,004)      (8,022)      (8,550)       (5,891)      (2,473)
Proforma net loss per share.............      (.15)       (1.29)       (1.62)        (1.26)        (.54)

Combined balance sheet data
Working capital.........................   $   754      $ 5,765      $ 5,185       $ 2,553      $ 4,845
Total assets............................    20,861       15,597       11,500         9,554       10,103
Long-term debt..........................       528        1,648        1,714         1,648        1,080
Convertible notes due 1997..............(d)  3,620        3,620        4,070         4,630        5,495
Group equity (deficit)..................     6,152        5,219        4,429          (186)       1,360

Epitope, Inc. and Subsidiaries (c)            1996         1995         1994          1993         1992
-------------------------------------------------------------------------------------------------------

Consolidated operating results
Revenues................................   $68,650      $57,144      $65,523       $42,554      $33,333
Operating loss..........................    (5,621)     (19,378)     (14,390)      (12,324)      (7,724)
Net loss................................(b)   (265)     (18,874)     (14,598)      (13,784)      (7,578)
Net loss per share......................      (.02)       (1.52)       (1.38)        (1.47)        (.83)

Consolidated balance sheet data
Working capital.........................   $21,120      $21,214      $18,659       $ 9,583      $10,100
Total assets............................    45,211       37,427       28,682        19,935       18,056
Long-term debt..........................       528        1,648        1,714         1,648        1,080
Convertible notes due 1997..............(d)  3,620        3,620        4,070         4,630        5,495
Shareholders' equity....................    28,684       23,254       20,089         9,095        8,539

Notes--

(a) On April 29, 1997, shareholders will vote on a proposal to create two new classes of common stock, one that will track the performance of the Company's agricultural operations and one that will track the performance of the Company's medical products business. Combined operating results and balance sheet data have been prepared to reflect, on a separate basis, the proforma operating results and financial condition of the two groups.
(b) Includes $5.2 million license fee and related accrued interest.
(c) In December 1996, the company acquired Andrew & Williamson Sales Co. in exchange for 520,000 shares of common stock of Epitope, Inc. The transaction was a merger accounted for as a pooling-of-interests. Comparative financial data have been restated to give effect to the merger as if it occurred on the first day of the earliest period presented.
(d) In November 1996, $3.4 million notes were converted into 250,367 shares of common stock of Epitope, Inc. at a reduced exchange price. Accordingly the Company will recognize a charge to income in the first quarter of fiscal 1997 of approximately $1.2 million representing the fair value of additional shares issued.


The Company's financial statements and other information regarding its business appear in the Prospectus/Proxy Statement for the 1997 annual meeting of shareholders and the Annual Report on Form 10-K for the year ended September 30, 1996.

1996...A Year of Transition and Accomplishment...


To Our Shareholders and Employees:

     Fiscal 1996 was a year of transition and accomplishment for Epitope, Inc. We entered the year with a leaner, more efficient organization and a number of lofty goals. We closed the year with those goals achieved and with a strong organization poised for an exciting future.

     After years of struggling to gain FDA clearance of our primary oral specimen-based diagnostic products, and after intense effort to open and develop markets for these products, we can report success on both counts, resulting in dramatically improved financial results for fiscal 1996. As restated to take into account our December 1996 acquisition of Andrew & Williamson Sales Co. (A&W), a California-based fruit and vegetable producer and distributor, our fiscal year loss improved to $265,000 ($.02 per share) from $18.9 million ($1.52 per share) in 1995. We achieved cost reductions from our September 1995 restructuring program and our divestiture of an unprofitable agricultural operation. We accomplished a 73% increase in Epitope Medical Products' sales due to the success of our EpiScreen(TM)/OraSure(R) oral specimen collection device. And we realized a $5.2 million payment from our marketing partner, SmithKline Beecham plc (SB).

     Strategically, we reorganized the company along clear business lines, recognizing that we are operating in two distinct business sectors--medical products and agriculture. After fiscal year-end, we announced plans to create two classes of common stock. One will track our medical products business, Epitope Medical Products. The second will track our agricultural operations, Agritope. If approved by our shareholders at the 1997 annual meeting, this move will allow investors to follow and invest in each business independently.

     We are pleased with the achievements of both of our businesses. Among them:


EPITOPE MEDICAL PRODUCTS

     Fiscal 1996 was a year of accomplishment for Epitope Medical Products. Its foundation product is the EpiScreen/OraSure oral specimen collection device that provides a highly accurate alternative to blood testing. The FDA-cleared device is used by physicians and other health care professionals for HIV/AIDS diagnosis. The device is also used by the life insurance industry for detection of HIV status and tobacco and cocaine usage.

     Financial Results. Epitope Medical Products earned a net profit of $739,000 on revenues of $5.6 million for the fiscal year ending September 30, 1996. By comparison, Epitope Medical Products reported a loss of $10.9 million for fiscal 1995. Our 1996 performance included recognition of a one-time $5.2 million payment from SB.

     The insurance industry reacted favorably to a product that could eliminate the expense of drawing a blood sample by utilizing an oral specimen. Insurance industry purchases of the EpiScreen device in fiscal 1996 drove sales to $3.3 million, a more than three-fold increase over fiscal 1995 levels. Significantly, $1.5 million of those sales occurred in the fourth quarter following FDA clearance of the OraSure Western blot confirmatory test.

     FDA Clearances. OraSure Western blot clearance was one of two FDA decisions with an important impact on Epitope Medical Products' 1996 performance. In April, the FDA authorized an extension of the shelf-life of the EpiScreen/OraSure device from nine months to two years. The extension substantially enhanced the suitability of the product for its intended distribution channels and also triggered realization of the $5.2 million license fee and related accrued interest from SB. Two months later, the agency cleared our application for the OraSure Western blot HIV-1 confirmatory test. This clearance permits both screening and confirmatory tests to be run on a single oral specimen. Our application was based on clinical trials in which EpiScreen/OraSure provided the correct result or triggered appropriate follow-up testing in 3,569 out of 3,570 cases (99.97%). These clinical trial results were published in the January 15, 1997 issue of the Journal of the American Medical Association.

     Marketing. On August 5, SB introduced Epitope Medical Products' OraSure HIV-1 testing system in U.S. professional markets. The product is now being offered to physicians and other medical professionals by over 3,300 sales representatives. SB also kicked off an advertising campaign in prominent medical journals such as The New England Journal of Medicine and Annals of Internal Medicine, introduced an information phone service, placed informational materials on the Internet, and created a Physicians Referral Network for consumers to identify doctors in their area who offer confidential HIV testing using OraSure.

     SB markets the collection device under the OraSure brand name to healthcare professionals, primarily in the U.S. Epitope Medical Products markets the device under the trade name EpiScreen for use by the U.S. life insurance industry and in certain international markets. Epitope Medical Products is actively pursuing foreign markets in Asia and South America. Recurring sales are being developed in Thailand and South America.

     Future Products. With OraSure-based products now moving into various markets, we continue to invest in new products and in the development of advanced diagnostic technologies.

     In 1996, the FDA gave two other companies the go-ahead for sale of blood-based over-the-counter home collection systems for HIV testing. We believe these products will pave the way for a home collection kit based on the OraSure oral specimen collection system. Clinical trials to support an application to the FDA for use of OraSure as a home collection kit are currently in process. Upon approval, Epitope would manufacture devices for marketing by SB in the U.S. Consumers would collect their own oral specimens with the OraSure device, mail the samples to a clinical laboratory for HIV testing and call a toll-free number to get their results and appropriate counseling.

     We are currently developing OraQuick(R) HIV, a one-step, rapid-format oral fluid testing system designed to provide test results within minutes. We believe that OraQuick has significant potential as a rapid laboratory-based HIV test and as an OTC home-based HIV test. Like EpiScreen/OraSure, Oraquick is a platform technology with a variety of potential applications in addition to HIV testing. Modifications of the basic OraQuick technology may allow use of this approach for detection of antibodies against the ulcer-causing bacterium Helicobacter pylori, as well as for a variety of infectious diseases such as syphilis, viral hepatitis, and childhood infections.


AGRITOPE

     Fiscal 1996 was a year of progress for Agritope. During the year, we laid a framework for a new infrastructure that will define the Company's agricultural biotechnology unit for years to come.

     Historically, Agritope has conducted a research and development program focused on the use of genetic engineering techniques and other modern methods to produce novel agricultural products. As our development program approached the stage where products incorporating our technology were close to market introduction, it became clear that vertical integration would enable Agritope to attain the fullest economic benefit from these products and its technology.

     Financial Results. Improvements in Agritope's financial results, restated to include A&W's operations, have accompanied the strategic organizational changes. Agritope posted a net loss of $1.0 million on revenues of $63.1 million in fiscal 1996. By comparison, Agritope recorded a loss of $8.0 million on revenues of $54.3 million in fiscal 1995.

     Regulatory Progress. Agritope achieved two important regulatory milestones in March 1996. First, the USDA issued a determination that allows growing and shipping of Agritope's prototype cherry tomato anywhere in the U.S. in the same manner as conventionally developed tomatoes. Separately, the FDA announced its determination that the tomato prototype has not been significantly altered with respect to food safety or nutritive value when compared to conventional tomatoes.

     Patents. Agritope continued to strengthen its proprietary position in 1996. In December 1996, it received a second patent on its SAMase gene and a notice of allowance of a patent application covering a promoter which regulates expression of the gene. In January 1997, a notice of allowance was received for an application regarding another promoter. Both promoters are in use in products currently under development.

     Superior Tomato Associates. In February 1996, Agritope formed Superior Tomato Associates, LLC (Superior Tomato). Superior Tomato is a three-way venture of Sunseeds Company, A&W and Agritope. Sunseeds, based in Morgan Hill, California, develops and markets a broad line of seed varieties, including "Shady Lady," currently the leading fresh market tomato variety in California. Superior Tomato will utilize Agritope's SAMase ethylene control technology and Sunseeds' germplasm and breeding experience to create tomatoes with improved postharvest storage life and other characteristics advantageous to the fresh market tomato industry. A&W will manage production and wholesale distribution of the tomatoes.

     Andrew and Williamson. Our collaboration with A&W as participants in Superior Tomato gave us the opportunity to get to know A&W's business and operating style. We became convinced that A&W could play an important role in Agritope's vertical integration strategy. A&W produces and distributes a diversified mix of fruits and vegetables which fits well into our research and development program. A&W is one of the largest producers and distributors of vine ripe cherry, roma and fresh market tomatoes in the U.S. and its executives are well-respected in the U.S. produce industry.

     On December 12, 1996, we completed a merger that resulted in A&W's becoming a wholly owned subsidiary of the Company. Of great strategic importance, the A&W merger provides Agritope with a captive distribution channel and a vital outlet for its science. We believe A&W will provide Agritope with the opportunity to realize a greater return on its development work than can be achieved by agricultural science companies that rely solely on royalty-based income.

     Vinifera. In August, we acquired a majority interest in Vinifera, Inc. Based in Petaluma, California, Vinifera propagates and grows disease resistant grape plants. Vinifera's proprietary green-stem propagation methodology produces field-ready disease-free plants. Vinifera is in the final stages of retrofitting its greenhouse facilities to expand annual production capacity in order to meet the growing demand for our high quality plants.

     As a result of these strategic changes, Agritope now has three primary operating units. Agritope itself houses the scientific resources, conducting research and development concentrating on genetic advances in fruits and vegetables. A&W provides production and distribution facilities for fruits and vegetables. Vinifera conducts the Company's grape plant business.


                         ------------------------------

     We enter 1997 with a full commitment to continue building our company's revenue and profitability. We are a focused company with opportunities in two distinctly different business areas. We believe the targeted stock concept, if approved by our shareholders, will add value for our shareholders and refine our management effectiveness.

     Our foundation is biotechnology. Our vision for the future defines a major corporation that develops and commercializes life-improvement science. We will continue to invest in science and product development, and will seek to profit from market-leading products.

     We look forward to a successful 1997. Be assured your investment will receive our total attention and best efforts.

     Sincerely,



     Adolph J. Ferro, Ph.D.                      Roger L. Pringle
     President, Chief Executive Officer          Chairman

     March 1997


BOARD OF DIRECTORS                    CORPORATE OFFICERS, CONT.              SCIENTIFIC ADVISORY
                                                                             BOARDS
ROGER L. PRINGLE (1,3)                JOSEPH A. BOUCKAERT
Chairman of the Board                 President                              o EPITOPE MEDICAL
President, The Pringle Company        Chief Executive Officer                  PRODUCTS
                                      Vinifera
ADOLPH J. FERRO, PH.D. (1)                                                   DANIEL MALAMUD, PH.D.
President                             FRED L. WILLIAMSON                     Chair
Chief Executive Officer               President                              Professor
                                      Chief Executive Officer                Department of Biochemistry
W. CHARLES ARMSTRONG (2)              Andrew & Williamson                    School of Dental Medicine
Private Investor                                                             University of Pennsylvania
                                      BYRON A. ALLEN, JR.
RICHARD K. DONAHUE                    Vice President                         J. RICHARD GEORGE, PH.D.
Vice Chairman                         Corporate Communications               Vice President
Nike, Inc.                                                                   Scientific Affairs
                                      ANDREW S. GOLDSTEIN                    Epitope Medical Products
ANDREW S. GOLDSTEIN                   Secretary
Senior Vice President                                                        LESLEY M. HALLICK, PH.D.
Advanced Technology Development       MARK V. ALLRED                         Vice President for Academic Affairs
Epitope Medical Products              Controller                             Oregon Health Sciences University

MARGARET H. JORDAN                    GROUP MANAGEMENT                       JAMES I. MULLINS, PH.D.
President and Chief                                                          Professor of Microbiology and
Executive Officer                     o EPITOPE MEDICAL                      Medicine
Dallas Medical Resource                 PRODUCTS                             University of Washingtonn

R. DOUGLAS NORBY (2,3)                ANDREW S. GOLDSTEIN
Executive Vice President              Senior Vice President                  o AGRITOPE
Chief Financial Officer               Advanced Technology Development
LSI Logic Corporation                                                        EUGENE W. NESTER, PH.D.
                                      CHARLES E. BERGERON                    Chair
MICHAEL J. PAXTON                     Vice President                         Scientific Advisory Board
Chairman, President and               Operations                             Professor and Chair
Chief Executive Officer                                                      Department of Microbiology
O'Cedar Holdings, Inc.                J. RICHARD GEORGE, PH.D.               University of Washington
                                      Vice President
G. PATRICK SHEAFFER (1,2,3)           Scientific Affairs                     RICHARD K. BESTWICK, PH.D.
Chairman, President and Chief                                                Chief Operating Officer
Executive Officer                                                            Agritope Research and Development
Riverview Savings Bank                o AGRITOPE
                                                                             ROGER N. BEACHY, PH.D.
COMMITTEES OF THE BOARD               FRED W. ANDREW                         Member and Scripps Family Chair
1. Executive                          Executive Vice President               Head, Division of Plant Biology
2. Executive Compensation             Andrew & Williamson                    The Scripps Research Institute
3. Audit                                                                     Co-Director
                                      KEITH ANDREW                           International Laboratory for Tropical
                                      Vice President                         Agricultural Biotechnology
CORPORATE OFFICERS                    Sales
                                      Andrew & Williamson                    PETER R. BRISTOW, PH.D.
ADOLPH J. FERRO, PH.D.                                                       Associate Plant Pathologist
President                             MATTHEW G. KRAMER                      Washington State University
Chief Executive Officer               Vice President                         University of Washington
                                      Product Development
GILBERT N. MILLER
Executive Vice President              JAMES PRATT
Chief Financial Officer               Vice President
                                      Operations
JOHN H. FITCHEN, M.D.                 Vinifera
Chief Operating Officer
Epitope Medical Products              FRED M. WILLIAMSON
                                      Vice President
RICHARD K. BESTWICK, PH.D.            Operations
Chief Operating Officer               Andrew & Williamson
Agritope Research and Development

CORPORATE
INFORMATION

CORPORATE HEADQUARTERS
Epitope, Inc.
Epitope Medical Products
Agritope
8505 S.W. Creekside Place
Beaverton, OR 97008
503.641.6115

Andrew & Williamson, Inc.
9940 Marconi Drive
San Diego, CA 92173
619.661.6004


Vinifera, Inc.
4288 Bodega Avenue
Petaluma, CA 94952
707.773.4414

TRANSFER AGENT
ChaseMellon Shareholder Services,
L.L.C.
Shareholder Relations
P.O. Box 469
Washington Bridge Station
New York, NY 10033
1.800.522.6645
TDD for hearing impaired
1.800.231.5469

INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP
121 S.W. Morrison Street
Suite 1800
Portland, OR 97204

GENERAL COUNSEL
Miller, Nash, Wiener, Hager &
Carlsen LLP
3500 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, OR 97204

STOCK INFORMATION
The Company's common stock is
traded on the Nasdaq National
Market System under the symbol
EPTO. Options in the Company's
common stock are traded on the
American Stock Exchange and on
the Chicago Board Options
Exchange.

FORM 10-K

A copy of the Company's Annual
Report on Form 10-K, filed
with the Securities and
Exchange Commission is
available without charge by
writing Mary W. Hagen,
Investor Relations Manager.

                                  EPITOPE, INC.

                            8505 S.W. Creekside Place
                             Beaverton, Oregon 97008
                                  503.641.6115

  Please note that we do not publish quarterly reports. If you would like to be on our mailing list for quarterly earnings news releases and Forms 10-Q, indicate that on the reply card and we will add you to our mailing list.
  You can obtain any of Epitope, Inc.'s recent news releases through a fax-on-demand service by dialing 800-758-5804, extension 285632. Recent news releases are posted on the Internet's World Wide Web at http://www.prnewswire.com/cnoc/exec/menu?285632.



--------------------------------------------------------------------------------



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                      Investor Relations
                      Epitope, Inc.
                      8505 SW Creekside Place
                      Beaverton OR 97008-9913